Exhibit 99.2

EPR PROPERTIES REPORTS THIRD QUARTER 2016 RESULTS

Increases Earnings Guidance for 2016 and

Introduces Guidance for 2017

Kansas City, MO, November 2, 2016 -- EPR Properties (NYSE:EPR) today announced operating results for the third quarter and nine months ended September 30, 2016, as well as an agreement to acquire a portfolio of recreation assets from CNL Lifestyle Properties, Inc.

Three Months Ended September 30, 2016

•	Total revenue was $125.6 million for the third quarter of 2016, representing a 16% increase from $108.3 million for the same quarter in 2015.
•

Net income available to common shareholders was $51.6 million, or $0.81 per diluted common share, for the third quarter of 2016 compared to $44.2 million, or $0.76 per diluted common share, for the same quarter in 2015.

•

Funds From Operations (FFO) (a non-GAAP financial measure) for the third quarter of 2016 was $78.2 million, or $1.22 per diluted common share, compared to $67.4 million, or $1.15 per diluted common share, for the same quarter in 2015.

•

FFO as adjusted (a non-GAAP financial measure) for the third quarter of 2016 was $78.8 million, or $1.23 per diluted common share, compared to $68.3 million, or $1.17 per diluted common share, for the same quarter in 2015, representing a 5% increase in per share results.

Nine Months Ended September 30, 2016

•	Total revenue was $362.4 million for the nine months ended September 30, 2016, representing a 17% increase from $309.0 million for the same period in 2015.
•

Net income available to common shareholders was $149.0 million, or $2.35 per diluted common share, for the nine months ended September 30, 2016 compared to $123.9 million, or $2.15 per diluted common share, for the same period in 2015.

•

FFO (a non-GAAP financial measure) for the nine months ended September 30, 2016 was $224.2 million, or $3.52 per diluted common share, compared to $163.9 million, or $2.84 per diluted common share, for the same period in 2015.

•

FFO as adjusted (a non-GAAP financial measure) for the nine months ended September 30, 2016 was $227.2 million, or $3.56 per diluted common share, compared to $189.7 million, or $3.27 per diluted common share, for the same period in 2015, representing a 9% increase in per share results.

“Both our performance during the third quarter, and our outlook for the rest of the year and 2017 are very strong and reinforce our ability to execute on our strategy and deliver superior results,” commented company President and CEO Greg Silvers. “We are excited about our agreement to add a high quality portfolio of attractions and ski assets building on our expertise in the recreation category. This anticipated portfolio acquisition, along with the expected disposition of certain assets, will further strengthen our portfolio and positions us well for continued growth.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended September 30,
	2016		2015
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (1)	$78,229	$1.22	$67,379	$1.15
Costs associated with loan refinancing or payoff	14	—	18	—
Gain on insurance recovery (included in other income)	(1,825)	(0.03)	—	—
Termination fee included in gain on sale	549	0.01	—	—
Transaction costs	2,947	0.05	783	0.01
(Gain) loss on sale of land	(1,066)	(0.02)	95	0.01
Deferred income tax expense (benefit)	(44)	—	53	—

FFO as adjusted available to common shareholders (1)	$78,804	$1.23	$68,328	$1.17

Dividends declared per common share		$0.960		$0.908
FFO as adjusted available to common shareholders payout ratio		78%		78%

(1)

Per share results for the three months ended September 30, 2016 and 2015 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive.

	Nine Months Ended September 30,
	2016		2015
	Amount	FFO/share	Amount	FFO/share
FFO available to common shareholders (2)	$224,211	$3.52	$163,857	$2.84
Costs associated with loan refinancing or payoff	905	0.01	261	—
Gain on insurance recovery (included in other income)	(3,837)	(0.06)	—	—
Termination fee included in gain on sale	2,819	0.04	—	—
Transaction costs	4,881	0.08	6,818	0.12
Retirement severance expense	—	—	18,578	0.31
Gain on sale of land	(1,066)	(0.02)	(81)	—
Deferred income tax expense (benefit)	(664)	(0.01)	230	—

FFO as adjusted available to common shareholders (2)	$227,249	$3.56	$189,663	$3.27

Dividends declared per common share		$2.880		$2.723
FFO as adjusted available to common shareholders payout ratio		81%		83%

(2)

Diluted FFO per share for the nine months ended September 30, 2016 and diluted FFO as adjusted per share for the nine months ended September 30, 2016 and 2015 include the effect of the conversion of the 5.75% Series C cumulative convertible preferred shares as the conversion would be dilutive.

Portfolio Update

The Company’s investment portfolio (excluding property under development) consisted of the following at September 30, 2016:

•

The Entertainment segment included investments in 139 megaplex theatre properties, eight entertainment retail centers (which include eight additional megaplex theatre properties) and eight family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 12.4 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•

The Education segment included investments in 74 public charter school properties, 24 early education centers and five private school properties. The Company’s portfolio of owned education properties consisted of 4.8 million square feet and was 100% leased.

•	The Recreation segment included investments in 11 metro ski parks, five waterparks and 23 golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•	The Other segment consisted primarily of the land under ground lease and land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 19.6 million square feet and was 99.5% leased. As of September 30, 2016, the Company also had a total of approximately $263.0 million invested in property under development.

Investment Update

The Company’s investment spending during the three months ended September 30, 2016 totaled $155.1 million (bringing the year-to-date investment spending to $526.9 million), and included investments in each of its primary operating segments:

•

Entertainment investment spending during the three months ended September 30, 2016 totaled $33.9 million, including spending on build-to-suit development and redevelopment of megaplex theatres, entertainment retail centers and family entertainment centers, as well as $11.7 million to acquire a megaplex theatre.

•

Education investment spending during the three months ended September 30, 2016 totaled $71.1 million, including spending on build-to-suit development and redevelopment of public charter schools, early education centers and private schools, as well as $8.4 million in acquisitions of two early education centers and a private school.

•

Recreation investment spending during the three months ended September 30, 2016 totaled $49.0 million, including spending on build-to-suit development of golf entertainment complexes and waterparks, as well as redevelopment of metro ski parks.

•	Other investment spending during the three months ended September 30, 2016 totaled $1.1 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Asset Recycling

On August 18, 2016, pursuant to a tenant purchase option, the Company completed the sale of a public charter school located in Colorado for net proceeds of $5.4 million. In connection with this sale, the Company recognized a gain on sale of $0.5 million during the three months ended September 30, 2016. This gain represents the premium charged to the tenant over the total development cost for early lease termination in accordance with the purchase option in the lease. This termination fee has been included in FFO as adjusted, similar to how other lease termination fees and fees received for early prepayment of mortgage notes receivable are reflected when applicable.

On September 30, 2016, the Company completed the sale of a land parcel located in Texas for net proceeds of $2.1 million. In connection with this sale, the Company recognized a gain on sale of $1.1 million during the three months ended September 30, 2016. This gain has been excluded from FFO as adjusted.

Through September 30, 2016, the Company has received net proceeds of approximately $90.0 million from asset dispositions and anticipates an additional $125.0 million to $200.0 million in proceeds from asset dispositions during the fourth quarter of 2016, including $85 million of expected sales of public charter schools operated by Imagine Schools, Inc. In 2017, the Company expects an additional $150.0 million to $200.0 million of disposition proceeds, including another $50.0 million in the first quarter of public charter schools operated by Imagine Schools, Inc. The Company’s ability to consummate these asset dispositions, as well as the terms of these dispositions, including the amount of proceeds from such dispositions, will depend upon market and other conditions. As a result, there can be no assurances that these asset dispositions will occur nor can there be any assurances as to the terms or timing of, or the amount of proceeds from, these asset dispositions.

Balance Sheet Update

The Company had a net debt to adjusted EBITDA ratio (a non-GAAP financial measure) of 5.2x at September 30, 2016. The Company had $7.3 million of unrestricted cash on hand and $200.0 million outstanding under its $650 million unsecured revolving credit facility at September 30, 2016.

During the quarter, the Company prepaid in full seven mortgage notes payable totaling $38.1 million with an average annual interest rate of 6.07%.

As previously announced, on August 22, 2016, the Company issued $340.0 million of senior unsecured notes in a private placement transaction. The notes were issued in two tranches with $148.0 million bearing interest at 4.35% and due August 22, 2024, and $192.0 million bearing interest at 4.56% and due August 22, 2026. The notes are guaranteed by the Company’s subsidiaries that guarantee the Company’s unsecured credit facilities and existing senior unsecured notes.

Dividend Information

The Company declared regular monthly cash dividends during the third quarter of 2016 totaling $0.96 per common share. This dividend represents an annualized dividend of $3.84 per common share, an increase of 5.8% over the prior year, and would be the Company’s sixth consecutive year with an annual dividend increase.

The Company also declared third quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

2016 Guidance

The Company is increasing its 2016 guidance for FFO as adjusted per diluted share to a range of $4.75 to $4.82 from a range of $4.72 to $4.82. In addition, the Company is maintaining 2016 investment spending guidance at a range of $650 million to $700 million.

FFO as adjusted guidance for 2016 is based on FFO per diluted share of $4.68 to $4.75 adjusted for estimated costs associated with loan refinancing or payoff, gain on insurance recovery, transaction costs, gain on sale of land, termination fees related to public charter schools and deferred income tax expense. FFO per diluted share is based on a net income per diluted share range of $3.12 to $3.23 less estimated gain on sale of real estate of a range of $0.08 to $0.12 and the impact of Series C dilution of $0.03, plus estimated real estate depreciation of $1.67 per diluted share (in accordance with the NAREIT definition of FFO).

Discussion of CNL Asset Acquisition Agreement

As outlined in a separate release, subsequent to quarter-end the Company entered into a definitive Purchase and Sale Agreement with CNL Lifestyle Properties, Inc. (“CNL Lifestyle”) and funds affiliated with Och-Ziff Real Estate (“OZRE”). The agreement provides for the Company’s acquisition of the Northstar California Ski Resort, 15 attraction properties (waterparks and amusement parks) and five small family entertainment centers for aggregate consideration valued at approximately $456 million. Additionally, the Company has agreed to provide approximately $244 million of five-year secured debt financing to OZRE for the purchase of 14 CNL Lifestyle ski properties valued at approximately $374 million. The Company’s aggregate investment in this transaction is projected to be valued at approximately $700 million and is expected to be funded with approximately $647 million of EPR common shares and $53 million of cash before pro-rations, transaction costs and closing adjustments, a portion of which is expected to be included in the secured debt financing to OZRE. Additionally, the Company has agreed to fund 65% of pre-approved, future property improvements if requested by OZRE, with such advances capped at $52 million. All OZRE financing will bear interest at 8.5%.

The Company’s common share consideration is subject to a two-way collar between $68.25 and $82.63 per share. If the Company’s volume weighted average share price over the 10 trading days ending on the second trading day prior to close (the “Average EPR Share Price”) increases between the signing of the agreement and the closing, CNL Lifestyle will receive fewer shares until the Average EPR Share Price reaches $82.63, at which point the number of shares will be fixed at approximately 7.8 million. Conversely, if the Company’s share price decreases between signing and closing, CNL Lifestyle will receive more shares until the Average EPR Share Price reaches $68.25, at which point the number of shares will be fixed at approximately 9.5 million. Post-transaction, CNL Lifestyle will own between approximately 11% and 13% of the pro forma common shares outstanding before distributing the shares to the CNL Lifestyle shareholders.

This transaction is subject to customary closing conditions, including the approval of the transaction by stockholders holding a majority of the outstanding shares of common stock of CNL Lifestyle and various third party consents and governmental permits. It is anticipated that this transaction will close in early second quarter of 2017.

2017 Guidance

The Company is also introducing its 2017 guidance for FFO as adjusted per diluted share of a range of $5.05 to $5.20. In addition, the Company is introducing its 2017 investment spending guidance of a range of $1.30 billion to $1.35 billion. In addition to the on-going investments in each of our primary business segments, this guidance includes the estimated impact of the planned acquisition of certain recreation assets from CNL Lifestyle as well as the estimated impact of planned asset sales, both of which are discussed further above. There can be no assurances that these transactions will occur.

FFO as adjusted guidance for 2017 is based on FFO per diluted share of $4.70 to $4.81 adjusted for estimated transaction costs, termination fees related to public charter schools and deferred income tax expense. FFO per diluted share is based on a net income per diluted share range of $3.42 to $3.57 less estimated gain on sale of real estate of a range of $0.42 to $0.46 and the impact of Series C and Series E dilution of $0.05, plus estimated real estate depreciation of $1.75 per diluted share (in accordance with the NAREIT definition of FFO).

Quarterly Supplemental

The Company’s supplemental information package for the third quarter and nine months ended September 30, 2016 is available on the Company’s website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties

Consolidated Statements of Income

(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Rental revenue	$102,282	$85,706	$292,115	$240,306
Tenant reimbursements	3,821	3,718	11,577	11,986
Other income	2,476	718	5,812	2,416
Mortgage and other financing income	17,031	18,193	52,907	54,321

Total revenue	125,610	108,335	362,411	309,029
Property operating expense	5,626	5,496	16,687	17,623
Other expense	—	221	5	533
General and administrative expense	9,091	7,482	27,309	22,920
Retirement severance expense	—	—	—	18,578
Costs associated with loan refinancing or payoff	14	18	905	261
Interest expense, net	24,265	20,529	70,310	59,123
Transaction costs	2,947	783	4,881	6,818
Depreciation and amortization	27,601	23,498	79,222	64,702

Income before equity in income from joint ventures and other items	56,066	50,308	163,092	118,471
Equity in income from joint ventures	203	339	501	701
Gain (loss) on sale of real estate	1,615	(95)	3,885	23,829

Income before income taxes	57,884	50,552	167,478	143,001
Income tax expense	(358)	(498)	(637)	(1,418)

Income from continuing operations	$57,526	$50,054	$166,841	$141,583
Discontinued operations:
Income from discontinued operations	—	141	—	199

Net income attributable to EPR Properties	57,526	50,195	166,841	141,782
Preferred dividend requirements	(5,951)	(5,951)	(17,855)	(17,855)

Net income available to common shareholders of EPR Properties	$51,575	$44,244	$148,986	$123,927

Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.81	$0.76	$2.35	$2.15
Income from discontinued operations	—	—	—	—

Net income available to common shareholders	$0.81	$0.76	$2.35	$2.15

Diluted earnings per share data:
Income from continuing operations	$0.81	$0.76	$2.35	$2.15
Loss from discontinued operations	—	—	—	—

Net income available to common shareholders	$0.81	$0.76	$2.35	$2.15

Shares used for computation (in thousands):
Basic	63,627	58,083	63,296	57,468
Diluted	63,747	58,278	63,393	57,699

EPR Properties

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	September 30, 2016	December 31, 2015
Assets	(unaudited)
Rental properties, net of accumulated depreciation of $609,103 and $534,303 at September 30, 2016 and December 31, 2015, respectively	$3,490,998	$3,025,199
Land held for development	22,530	23,610
Property under development	263,026	378,920
Mortgage notes and related accrued interest receivable	440,878	423,780
Investment in a direct financing lease, net	189,152	190,880
Investment in joint ventures	6,159	6,168
Cash and cash equivalents	7,311	4,283
Restricted cash	20,463	10,578
Accounts receivable, net	81,217	59,101
Other assets	99,236	94,751

Total assets	$4,620,970	$4,217,270

Liabilities and Equity
Accounts payable and accrued liabilities	$101,019	$92,178
Dividends payable	26,312	24,352
Unearned rents and interest	55,636	44,952
Debt	2,248,576	1,981,920

Total liabilities	2,431,543	2,143,402

Total equity	$2,189,427	$2,073,868

Total liabilities and equity	$4,620,970	$4,217,270

EPR Properties

Reconciliation of Non-GAAP Financial Measures

(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
FFO: (A)
Net income available to common shareholders of EPR Properties	$51,575	$44,244	$148,986	$123,927
Gain on sale of real estate (excluding land sale)	(549)	—	(2,819)	(23,748)
Real estate depreciation and amortization	27,147	23,071	77,870	63,485
Allocated share of joint venture depreciation	56	64	174	193

FFO available to common shareholders of EPR Properties	$78,229	$67,379	$224,211	$163,857

FFO available to common shareholders of EPR Properties	$78,229	$67,379	$224,211	$163,857
Add: Preferred dividends for Series C preferred shares	1,941	1,941	5,823	—

Diluted FFO available to common shareholders of EPR Properties	$80,170	$69,320	$230,034	$163,857

FFO per common share attributable to EPR Properties:
Basic	$1.23	$1.16	$3.54	$2.85
Diluted	1.22	1.15	3.52	2.84
Shares used for computation (in thousands):
Basic	63,627	58,083	63,296	57,468
Diluted	63,747	58,278	63,393	57,699

Weighted average shares outstanding-diluted EPS	63,747	58,278	63,393	57,699
Effect of dilutive Series C preferred shares	2,036	2,022	2,029	—

Adjusted weighted average shares outstanding-diluted	65,783	60,300	65,422	57,699

Other financial information:
Straight-lined rental revenue	$4,597	$2,738	$10,950	$8,892
Termination and prepayment fees	$549	$—	$6,413	$—
Dividends per common share	$0.960	$0.908	$2.880	$2.723

(A)

NAREIT developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales [or acquisitions] of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. In addition to FFO, the Company presents FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, retirement severance expense, preferred share redemption costs, termination fees associated with tenants’ exercises of public charter school buy-out options and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land, gain on insurance recovery and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company’s operations, cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO or FFO as adjusted the same way so comparisons of each of these non-GAAP measures with other REITs may not be meaningful.

The conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share for the three and nine months ended September 30, 2016 and the three months ended September 30, 2015 and to FFOAA per share for the three and nine months ended September 30, 2016 and 2015. Therefore, the additional 2.0 million common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO and diluted FFOAA per share for these periods. The additional 2.0 million common shares that would result from the conversion of the 5.75% Series C cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted per share data for the remaining periods above because the effect is not dilutive. The effect of the conversion of our 9.0% Series E cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion do not result in more dilution to per share results and are therefore not included in the calculation of diluted per share data for the three and nine months ended September 30, 2016 and 2015.

Net Debt to Adjusted EBITDA Ratio

Net Debt to Adjusted EBITDA Ratio is a supplemental measure derived from non-GAAP financial measures the Company uses to evaluate its capital structure and the magnitude of its debt against its operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company’s method of calculating Net Debt to Adjusted EBITDA Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Reconciliations of debt and net income available to common shareholders (both reported in accordance with GAAP) to Net Debt, Adjusted EBITDA, and Net Debt to Adjusted EBITDA Ratio (each of which is a non-GAAP financial measure) are included in the following tables (unaudited, in thousands):

	September 30,
	2016	2015
Net Debt: (B)
Debt	$2,248,576	$2,018,354
Deferred financing costs, net	18,885	19,101
Cash and cash equivalents	(7,311)	(14,614)

Net Debt	$2,260,150	$2,022,841

	Three Months Ended September 30,
	2016	2015
Adjusted EBITDA: (C)
Net income available to common shareholders of EPR Properties	$51,575	$44,244
Costs associated with loan refinancing or payoff	14	18
Interest expense, net	24,265	20,529
Transaction costs	2,947	783
Depreciation and amortization	27,601	23,498
Equity in income from joint ventures	(203)	(339)
(Gain) loss on sale of real estate	(1,615)	95
Income tax expense (1)	358	527
Preferred dividend requirements	5,951	5,951
Gain on insurance recovery (2)	(1,825)	—

Adjusted EBITDA (for the quarter)	$109,068	$95,306

Adjusted EBITDA (3)	$436,272	$381,224

Net Debt/Adjusted EBITDA Ratio	5.2	5.3

(1) Includes discontinued operations

(2) Included in other income in the accompanying consolidated statements of income. Other income includes the following:

	Three Months Ended September 30,
	2016	2015
Income from settlement of foreign currency swap contracts	$643	$662
Gain on insurance recovery	1,825	—
Miscellaneous income	8	56

Other income	$2,476	$718

(3) Adjusted EBITDA for the quarter is multiplied by four to calculate an annual amount.

(B)

Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company’s method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

(C)

Management uses Adjusted EBITDA in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDA is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDA as net income available to common shareholders excluding costs associated with loan refinancing or payoff, interest expense (net), depreciation and amortization, equity in (income) loss from joint ventures, gain (loss) on the sale of real estate, gain on insurance recovery, income tax expense (benefit), preferred dividend requirements, the effect of non-cash impairment charges, retirement severance expense, the provision for loan losses and transaction costs (benefit), and which is then multiplied by four to get an annual amount.

The Company’s method of calculating Adjusted EBITDA may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDA is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity.

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $5.0 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.

Important Information for Investors and Shareholders

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the transaction referred to in this communication, EPR Properties expects to file a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) containing a preliminary proxy statement of CNL Lifestyle that also constitutes a preliminary prospectus of EPR Properties. After the registration statement is declared effective, CNL Lifestyle will mail a definitive proxy statement/prospectus to stockholders of CNL Lifestyle. This communication is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that EPR Properties or CNL Lifestyle may file with the SEC and send to CNL Lifestyle’s stockholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS OF CNL LIFESTYLE ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement/prospectus (when available) and other documents filed by EPR Properties and CNL Lifestyle with the SEC though the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by EPR Properties with the SEC will be available free of charge on EPR Properties’ website at www.eprkc.com, or by contacting EPR Properties’ Investor Relations Department at (816) 472-1700. Copies of documents filed by CNL Lifestyle with the SEC will be available free of charge on CNL Lifestyle’s website at www.cnllifestylereit.com, or by contacting CNL Lifestyle’s Investor Relations Department at (866) 650-0650. The content of the websites referenced above are not deemed incorporated by reference into the registration statement or the proxy statement/prospectus.

Certain Information Regarding Participants

EPR Properties and CNL Lifestyle and their respective trustees/directors, executive officers and other management members and employees may be deemed participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the trustees and executive officers of EPR Properties is set forth in its proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on April 1, 2016, and Form 4’s of EPR Properties’ trustees and executive officers filed with the SEC. Information about the directors and executive officers of CNL Lifestyle is set forth in its Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 28, 2016, its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on November 3, 2015, and in Form 4’s of CNL Lifestyle’s directors and executive officers filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC if and when they become available.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. Furthermore, neither CNL Lifestyle Properties, Inc. nor EPR Properties guarantees that the assumptions underlying such forward-looking statements are free from errors. These risks, as well as other risks associated with the pending acquisition of properties from CNL Lifestyle Properties, Inc., will be more fully discussed in the Prospectus that will be included in the Registration Statement on Form S-4 that EPR Properties and CNL Lifestyle Properties, Inc. will file with the SEC in connection with the pending acquisition. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties

Brian Moriarty, 888-EPR-REIT

www.eprkc.com